Exhibit 99.1

October 12, 2006

Dear Investor

In our second quarter report summary we announced that management is exploring plans for the sale of Fund assets.  We believe there may exist the opportunity to full cycle this program early and potentially achieve its investment objectives.  Accordingly, we are now in the process of preparing Fund assets for disposition.

In order to enhance our ability to successfully market these assets while maintaining normal operations and continuing payment of monthly distributions, the Fund’s unit redemption program will be terminated at the close of business on December 31, 2006, as will the Distribution Reinvestment Plan.  We believe that the cessation of the redemption program benefits all investors in two ways: it provides a prudent level of available cash flow to meet the capital and distribution needs of the Fund, and it facilitates the Fund’s asset disposition efforts.

In accordance with the terms of the Fund’s redemption program, redemption requests properly completed and received by November 30, 2006 will be processed and submitted for approval by the Fund’s general partners, subject to program’s limitations on the number of units that may be redeemed and the amount of cash available for redemptions.

If you have any questions about your investment, please contact your Behringer Harvard wholesaler or call Behringer Harvard Investment Services at 866.655.3600.

Very truly yours,

Robert M. Behringer
Co-General Partner

Cc: Your Financial Representative

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main:	866.655.3600 (toll-free)
Fax	866.655.3610 (toll-free)